For Immediate Release

8x8 Announces Third Quarter Fiscal 2009 Operating Results

SANTA CLARA, Calif., -- January 29, 2009 -- 8x8, Inc. (NASDAQ: EGHT), provider of 8x8 Virtual Office and Packet8 (http://www.packet8.net) broadband business, residential, video and mobile communications services, today announced financial operating results for its third fiscal quarter ended December 31, 2008.

Revenues for the third quarter of fiscal 2009 were $16.2 million, compared with $15.8 million for the same period of fiscal 2008 and $16.4 million for the previous quarter. 8x8 business services revenue grew to 66% of total revenue in the third quarter of fiscal 2009 compared with 48% of total revenue in the same period of fiscal 2008 and 60% of total revenue in the previous quarter. Sequentially, 8x8 Virtual Office revenue grew 41% from the same period of fiscal 2008 and 8% from the previous quarter. Overall gross margin for the third quarter of fiscal 2009 was 67%, compared with 65% for the same period of fiscal 2008.

GAAP net income for the quarter was $180,000 or $0.00 per share, compared with net income of $1.4 million, or $0.02 per share, for the same period in fiscal 2008 and net income of $44,000, or $0.00 per share, for the previous quarter. Cash and investments increased to $16.2 million in the third quarter of fiscal 2009 from $15.8 million in the second quarter and $14.3 million in the same period of fiscal 2008. This represents the seventh consecutive quarter of increased cash and investments and a total increase of $1.6 million year to date.

During the third quarter of fiscal 2009, the Company increased its business communications services customer base by 962 net new customers and now provides service to 14,706 business customers.

"We are very pleased to report the seventh consecutive quarterly increase in our cash and investment balances and the fifth consecutive quarter of net income," said 8x8 Chairman & CEO Bryan R. Martin. "In addition, during the December quarter, the Company organically added more new business customers than ever before, with over 2,400 gross additions. On a percentage basis, we also experienced our lowest business churn in more than 18 months, a metric that we have been focused on improving." Martin continued, "While our overall revenue growth does not yet reflect the Company's strategic shift in focus from residential to business services, our underlying business services results, which now represent approximately two-thirds of our revenues, clearly indicate that our strategy is succeeding. We continue to feel optimistic that this strategy will deliver value to both our customers and shareholders despite the current macro-economic conditions."

On Tuesday, January 27, 2009, 8x8, Inc.'s Board of Directors passed a resolution to immediately vest all outstanding employee stock options, the majority of which are currently below the exercise price, so as to accelerate the recognition of approximately $2.4 million to

$2.6 million of outstanding, future stock compensation expense into the Company's fourth fiscal quarter, ending March 31, 2009, and substantially eliminate all FAS-123(R) stock compensation expenses resulting from past stock option grants from the Company's 2010 fiscal year.

"For the last three quarters ended December 31, 2008, the Company's net income has been reduced by approximately $0.8 million due to recognition of stock compensation charges for employee stock options that are currently below their exercise price," said Martin. "In other words, 8x8's net income of $1.4 million for the three quarters ended December 31, 2008 would have been approximately 56% higher without these charges."

Q3FY'09 Business Highlights:
  Added 962 net new businesses to end the quarter with over 14,700 customers subscribing to 8x8 business communications services
  Organically added a record number of new, gross business customers during the quarter
  Significantly improved business customer churn compared to the year ago quarter - from 3.3% in Q3 FY2008 to 2.9% in Q3 FY2009
  Continued expansion of quota-carrying direct sales force from 43 to 56 agents; direct sales accounted for 84% of new business sales during the quarter
  Expanded U.S. regional sales presence with appointment of Northeast and Southeast Regional Sales Managers and opening of New York sales office
  Increased business services revenue to 66% of total revenue - up from 48% in the year ago period, and 6% sequentially
  Added $423,000 in cash and investments quarter over quarter and $1.9 million year over year to the Company's balance sheet for the Company's seventh consecutive quarter of increasing cash and investments
  Increased working capital year to date by $2.4 million to $8.6 million and increased stockholder equity by $2.5 million to $10.3 million over the same period

Management will host a conference call to discuss these results and other matters related to the Company's business today, January 29, 2009, at 4:30 p.m. ET. To access the call, dial 888-679-8033 (domestic) or 617-213-4846 (International), passcode 16191335. A digital replay of the call will be available for one week following the live broadcast at

888-286-8010 (domestic) or 617-801-6888 (International), passcode 60893757. A webcast of this conference call will also be available for a limited time at the 8x8 Investor Relations website at: http://investors.8x8.com.

About 8x8, Inc.

8x8, Inc. (Nasdaq: EGHT) offers voice, video and mobile communications solutions for business and residential customers. These solutions leverage existing broadband Internet connections and cellular networks to deliver advanced features and digital quality phone service at a fraction of the cost of legacy, copper wire alternatives. Businesses of any size, configuration or geographic location can benefit from the cost, performance and operational advantages of VoIP technology. All 8x8 communications solutions carry little or no upfront investment, no maintenance or upgrade fees and no change in user behavior. For additional company information, visit 8x8's web site at www.8x8.com.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our VoIP products and services, the reliability of our services, the prices for our services, customer renewal rates, customer acquisition costs, actions by our competitors, including price reductions for their telephone services, potential federal and state regulatory actions, compliance costs, potential warranty claims and product defects, our needs for and the availability of adequate working capital, our ability to innovate technologically, the timely supply of products by our contract manufacturers, potential future intellectual property infringement claims that could adversely affect our business and operating results, and our ability to retain our listing on the NASDAQ Capital Market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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INVESTOR RELATIONS CONTACT:
Joan Citelli
(408) 687-4320
jcitelli@8x8.com

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Service revenues	$14,366	$14,426	44,288	$41,109
Product revenues	1,837	1,378	4,621	4,205
Total revenues	16,203	15,804	48,909	45,314

Operating expenses:
Cost of service revenues	3,699	4,364	11,535	12,780
Cost of product revenues	1,681	1,175	4,786	5,210
Research and development	1,183	1,081	3,674	3,164
Selling, general and administrative	9,562	9,604	27,980	28,573
Total operating expenses	16,125	16,224	47,975	49,727
Income (loss) from operations	78	(420)	934	(4,413)
Other income, net	74	1,361	266	1,654
Income on change in fair value of warrant liability	66	448	325	2,098
Income (loss) before provision for income taxes	218	1,389	1,525	(661)
Provision for income taxes	38	-	113	-
Net income (loss)	$180	$1,389	1,412	$(661)

Net income (loss) per share:
Basic	$0.00	$0.02	$0.02	$(0.01)
Diluted	$0.00	$0.02	$0.02	$(0.01)

Weighted average number of shares:
Basic	62,332	61,927	62,236	61,857
Diluted	62,394	62,113	62,428	61,857

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	March 31,
	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$16,195	$11,185
Short-term investments	-	3,382
Accounts receivable, net	698	1,807
Inventory	1,901	1,539
Other current assets	1,314	1,492
Total current assets	20,108	19,405
Property and equipment, net	1,814	2,010
Other assets	11	136
Total assets	$21,933	$21,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,992	$4,885
Accrued compensation	1,435	1,048
Accrued warranty	327	314
Deferred revenue	3,212	3,139
Other accrued liabilities	2,552	3,872
Total current liabilities	11,518	13,258

Other liabilities	56	109
Fair value of warrant liability	10	335
Total liabilities	11,584	13,702

Total stockholders' equity	10,349	7,849
Total liabilities and stockholders' equity	$21,933	$21,551

8x8, Inc.
Selected Operating Statistics

	FQ308	FQ408	FQ109	FQ209	FQ309
Gross business customer additions (1)	1,924	2,162	2,398	3,324	2,437
Gross business customer cancellations (less cancellations within 30 days of sign-up)	949	1,138	1,098	1,187	1,224
Business customer churn (less cancellations within 30 days of sign-up) (2)	3.3%	3.6%	3.2%	3.1%	2.9%
Total business customers (3)	10,007	10,845	11,898	13,744	14,706

Business customer average service revenue per customer (4)	$ 233	$ 229	$ 237	$ 220	$ 208

Revenue from business customers (in '000s)	$ 7,542	$ 8,111	$ 9,077	$ 9,826	$ 10,614
Revenue from residential and video customers (in '000s)	$ 8,182	$ 7,685	$ 7,192	$ 6,356	$ 5,572
Revenue from technology licensing (in '000s)	$ 80	$ 536	$ 12	$ 243	$ 17
Total Revenue	$ 15,804	$ 16,332	$ 16,281	$ 16,425	$ 16,203

Percentage of revenue from business customers	47.7%	49.7%	55.8%	59.8%	65.5%
Percentage of revenue from residential and video customers	51.8%	47.0%	44.1%	38.7%	34.4%
Percentage of revenue from technology licensing	0.5%	3.3%	0.1%	1.5%	0.1%
Total Revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Overall service margin	70%	74%	75%	73%	74%
Overall product margin	15%	-23%	-13%	-10%	9%
Overall gross margin	65%	67%	68%	65%	67%

Total (business, residential and video) subscriber acquisition cost per service (5)	$ 129	$ 155	$ 162	$ 163	$ 135
Business subscriber acquisition cost per service (6)	$ 161	$ 158	$ 171	$ 171	$ 141
Average number of services subscribed to per business customer	7.3	7.2	7.1	6.9	6.6
Business customer subscriber acquisition cost (7)	$ 1,177	$ 1,135	$ 1,217	$ 1,174	$ 933

Residential lines in service	112,229	107,260	100,937	93,865	86,992
Total (business, residential and video) customer churn (less cancellations within 30 days of sign-up) (8)	3.8%	4.0%	3.5%	4.2%	3.9%

(1) Includes 1,154 "Find me, Follow me" and 40 8x8 Virtual Office customers acquired in the second quarter of fiscal 2009 from Avtex Solutions, LLC ("Avtex").
(2) Business customer churn is calculated by dividing the number of business customers that terminated (after the expiration of the 30 day trial) during that period by the simple average number of business customers during the period and dividing the result by the number of months in the period. The simple average number of business customers during the period is the number of business customers on the first day of the period plus the number of business customers on the last day of the period divided by by two.
(3) Business customers are defined as customers paying for service. Prior to April 1, 2008, 8x8 included customers in the business customer count that were using the service as a trial or evaluation and not yet paying for service. The numbers in this table prior to and after April 1, 2008, only include business customers that are paying for service. Customers that have prepaid for their first month of service and are currently in the 30 day trial period are considered to be customers that are paying for service.
(4) Business customer average service revenue per customer is service revenue from business customers in the period divided by the number of months in the period divided by the simple average number of business customers during the period.
(5) Total (business, residential and video) subscriber acquisition cost per service is defined as the combined costs of advertising, marketing, promotions, commissions and equipment subsidies during the period divided by the number of gross services added during the period.
(6) Business subscriber acquisition cost per service is defined as the combined costs of advertising, marketing, promotions, commissions and equipment subsidies for business services sold during the period divided by the number of gross business services added during the period. T he addition of 1,154 Avtex customers that migrated to 8x8 in the second fiscal quarter of 2009 but subscribed to "Find me, Follow me" services rather than 8x8 Virtual Office service, and the $79,230 in expense related to the acquisition of these 1,154 customers, is excluded from this calculation.
(7) Business customer subscriber acquisition cost is business subscriber acquisition cost per service times the average number of services subscribed to per business customer.
(8) Total (business, residential and video) customer churn is calculated by dividing the number of services terminated (after the expiration of the 30 day trial) during that period by the simple average number of services during the period and dividing the result by the number of months in the period.